Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Share Incentive Plan and 2011 Share Option Plan of Fiverr International Ltd. of our reports dated March 14, 2019 (except for Note 2d, Note 2aa, Note 3a, Note 3c, Note 11 and Note 14 as to which the date is June 10, 2019), with respect to the consolidated financial statements of Fiverr International Ltd. for the years ended December 31, 2018 and 2017 included in the final Registration Statement (Form F-1 No. 333-231533) and related Prospectus of Fiverr International Ltd. Dated June 12, 2019, filed with the Securities and Exchange Commission.

June 24, 2019	/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global